EXHIBIT 99.1. PRESS RELEASE DATED March 23, 2004.

Humphrey Hospitality Trust, Inc. Reports Fourth Quarter and Year-End Results

COLUMBIA, MD – (MARKET WIRE) – March 23, 2004 – Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a self-advised real estate investment trust, today announced its results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter Results

For the fourth quarter ended December 31, 2003, comparable occupancy climbed 70 basis points, to 57.1%, and comparable average daily rates (“ADR”) rose by $.51 (1%) to $50.39. Same-store revenue per available room (“RevPAR”) was up 2.4%, to $28.77 for the fourth quarter 2003.

The Company reported a net loss of $1.3 million ($.11 per basic and diluted share), a $200,000 improvement over the $1.5 million net loss ($.13 per basic and diluted share) reported for the same quarter last year.

Earnings before net gains on the sale of hotel properties and impairment losses represented a loss of $905,000 ($.08 per basic and diluted share) for the 2003 fourth quarter and a loss of $2.3 million ($.21 per basic and diluted share) for the 2002 fourth quarter, representing a $1.4 million improvement in earnings ($.12 per basic and diluted share) before net gains on the sale of hotel properties and impairment losses during the 2003 fourth quarter.

The $1.4 million improvement in earnings was primarily attributed to lower interest costs ($526,000) as the result of asset sales and rate reductions, a non-recurring charge for transfer taxes recognized in 2002 ($307,000), higher comparable RevPAR ($290,000), and a $283,000 decline in depreciation expense as a result of asset sales.

Funds from operations (“FFO”) represented a loss of $187,000 ($.02 per basic and diluted share) for the quarter ended December 31, 2003, as compared to a loss of $414,000 million ($.04 per basic and diluted share) reported for the same quarter in 2002. FFO for the 2003 fourth quarter included a provision for impairment losses of $917,000 ($.08 per basic and diluted share).

Full-Year Results

Net earnings for the year ended December 31, 2003 were $884,000 ($.07 per basic and diluted share), representing a $2.7 million ($.23 per basic and diluted share) improvement from the $1.8 million net loss ($.16 per basic and diluted share) reported for the year ended December 31, 2002.

Earnings before net gains on the sale of hotel properties and impairment losses were $466,000 ($.04 per basic and diluted share) for the year ended December 31, 2003, while a comparable loss of $1.4 million ($.13 per basic and diluted share) was reported for the year ended December 31, 2002, representing a $1.9 million improvement in earnings ($.16 per basic and diluted share) before gains on the sale of hotel properties and impairment losses during 2003.

The $1.9 million improvement in earnings was primarily attributed to a $38.3 million (33%) reduction in outstanding debt ($1.5 million interest savings), lower interest rates ($420,000), lower depreciation expense with the sale of 17 hotels since the start of 2002 ($1.3 million), lower professional fees ($424,000) and non-recurring transfer taxes paid in 2002 ($307,000). A decline in hotel operating profits, substantially attributed to hotels sold ($1.4 million) over the 24 month period ended December 31, 2003, as well as higher labor related costs at the Company’s remaining hotels ($629,000), partially offset these cost reductions.

FFO for the year ended December 31, 2003 was $5.3 million ($.44 per basic and diluted share) representing a $765,000 (17%) increase over full-year 2002 FFO of $4.5 million ($.38 per diluted share). FFO reported for the years ended December 31, 2003 and 2002 included impairment losses of $2.1 million ($.17 per basic and diluted share) and $2.2 million ($.18 per diluted share), respectively.

Comparable same-store ADR climbed $1.17 (2.3%), to $51.98, while occupancy rates fell 150 basis points, to 61.5%, for the year ended December 31, 2003. RevPAR, at $31.96 for the year 2003, remained relatively unchanged (down $.04 or .1%) from the comparable period ended December 31, 2002.

“We are very pleased with our final 2003 results, and the cumulative success of our hotel disposition strategy”, said Randy Whittemore, Humphrey Hospitality Trust’s President and CEO. “Our sale of 17 hotels since the start of 2002 has served to improve FFO, with interest savings alone more than offsetting the loss of operating profits from these hotels”, added Mr. Whittemore.

“Having experienced a sustained, positive growth trend in same-store RevPAR since the second half of 2003, and a continuation of this positive trend through much of our 2004 first quarter, it appears that demand for the limited service lodging sector has finally returned,” commented Mr. Whittemore.

“While new competition continues to enter some of our markets, the diversity of our hotel portfolio and the strong market position enjoyed by many of our hotels has thus far more than compensated for the impact of this new competition. We are looking forward to 2004 and beyond with renewed enthusiasm, and are committed to returning Humphrey Hospitality Trust to a position of strength,” concluded Mr. Whittemore.

Humphrey Hospitality Trust, Inc. specializes in limited-service lodging. The Company owns 73 hotels in 16 mid-western and eastern states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Humphrey Hospitality Trust, Inc.

Michael Schurer, 443/259-4924

The following table sets forth the Company’s unaudited results of operations for the three-month periods ended December 31, 2003 and 2002, respectively, and the audited results of operations for the years ended December 31, 2003 and 2002, respectively.

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
REVENUES
Room rentals and other hotel services	$13,295	$13,029	$58,611	$60,289
Other	32	39	195	154

	13,327	13,068	58,806	60,443

EXPENSES
Hotel and property operations	10,649	10,519	42,868	43,115
Interest	1,474	1,741	6,294	7,870
Depreciation	1,632	1,682	6,635	7,217
General and administrative	444	1,212	2,052	3,035
Agreement cancellation expense	—	—	—	211

	14,199	15,154	57,849	61,448

EARNINGS (LOSS) BEFORE NET GAINS (LOSSES) ON SALES OF PROPERTIES, IMPAIRMENT LOSSES AND MINORITY INTEREST	(872)	(2,086)	957	(1,005)

Net gains (losses) on sales of properties	—	520	(543)	572
Impairment losses	(917)	—	(917)	(1,365)
Minority interest	(51)	26	(270)	(258)

LOSS FROM CONTINUING OPERATIONS	(1,840)	(1,540)	(773)	(2,056)
Discontinued operations	532	24	1,657	226

NET EARNINGS (LOSS)	$(1,308)	$(1,516)	$884	$(1,830)

NET EARNINGS (LOSS) PER SHARE—BASIC AND DILUTED:
Continuing operations	$(0.15)	$(0.13)	$(0.06)	$(0.18)
Discontinued operations	0.04	—	0.13	0.02

Net earnings (loss)	$(0.11)	$(0.13)	$0.07	$(0.16)

Unaudited – In thousands, except per share data:

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Weighted average number of shares outstanding for calculation of earnings (loss) per share—basic and diluted	12,049	11,318	12,045	11,318

Weighted average number of shares outstanding for calculation of FFO per share—basic	12,049	11,318	12,045	11,318

Weighted average number of shares outstanding for calculation of FFO per share—diluted	12,069	12,069	12,069	12,069

Reconciliation of net earnings (loss) to FFO
Net earnings (loss)	$(1,308)	$(1,516)	$884	$(1,830)
Depreciation	1,634	1,917	6,896	8,210
Net gains on sales of properties	(513)	(815)	(2,487)	(1,852)

FFO (1)	$(187)	$(414)	$5,293	$4,528

FFO per share—basic	$(0.02)	$(0.04)	$0.44	$0.40

FFO per share—diluted	$(0.02)	$(0.04)	$0.44	$0.38

(1) FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner, therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Humphrey Hospitality Trust, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

FFO for the three-month period ended December 31, 2003 includes impairment losses on real estate of $917,000. FFO for the twelve-month periods ended December 31, 2003 and 2002 includes impairment losses on real estate of $2,069,000 and $2,246,000, respectively. Prior to the third quarter of 2003, the Company followed a practice of excluding such losses from FFO. However, it revised this practice based on clarification of the SEC staff’s position on the FFO treatment of impairment losses and guidance from NAREIT issued during the third quarter of 2003.

The following table sets forth the operating results of the Company’s hotel properties on a same-store basis for the three and twelve-month periods ended December 31, 2003 and 2002, respectively. Same-store comparisons below include the Company’s 73 Hotels that have been continuously in operation during the two-year period ended December 31, 2003, and exclude the Hotel classified as held for sale at December 31, 2003.

This presentation includes non-GAAP financial measures. Statement of Financial Accounting Standards No. 144 (“SFAS 144”) requires the Company to report the operations of all properties disposed of subsequent to January 1, 2002 (excluding properties that were classified as held for sale at December 31, 2001) separately as discontinued operations for all periods presented. The following information is not presented in accordance with SFAS 144 as the results of all of the hotel properties sold, not just the thirteen to which SFAS 144 applies, are excluded. The Company believes that the presentation of hotel property operating results on a same-store basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

Unaudited—In thousands, except statistical data:	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Same store average daily room rate (ADR)	$50.39	$49.88	$51.98	$50.81
Same store revenue per available room (RevPAR)	$28.77	$28.11	$31.96	$32.00
Same store occupancy percentage	57.1%	56.4%	61.5%	63.0%

Reconciliation of revenue from room rentals and other hotel services to Same store revenue from room rentals and other hotel services
Room rentals and other hotel services from continuing operations	$13,295	$13,029	$58,611	$60,289
Less: Room rentals and other hotel services of sold hotels unaffected by SFAS 144	—	—	—	1,324

Same store revenue from room rentals and other hotel services	13,295	13,029	58,611	58,965

Same store revenue from room rentals and other hotel services consists of:
Room rental revenue	$12,928	$12,638	$57,000	$57,075
Telephone revenue	63	90	306	438
Other hotel service revenues	304	301	1,305	1,452

Same store revenue from room rentals and other hotel services	$13,295	$13,029	$58,611	$58,965

Reconciliation of expenses from hotel and property operations to same store hotel and property operations expense
Hotel and property operations expense from continuing operations	$10,649	$10,519	$42,868	$43,115
Less: Corporate level costs excluded from 2002 hotel and property operations (1)	—	—	226	—
Less: Hotel and property operations expenses of sold hotels unaffected by SFAS 144	—	—	—	1,112

Same store hotel and property operations expense	$10,649	$10,519	$42,642	$42,003

Same-Store Property Operating Income (“POI”) (Same store revenue from room rentals and other hotel services less Same store hotel and property operations expense) (3)	$2,646	$2,510	$15,969	$16,962

POI as a percentage of same store revenue from room rentals and other hotel services (“POI Margin”) (2)	19.9%	19.3%	27.2%	28.8%

(1)	Represents costs that were reported as general and administrative costs in 2002.

(2)	The Company believes POI Margin is useful to investors seeking to determine the operating efficiency of the Company’s comparable hotel properties at December 31, 2003.

(3)	Reconciliation of Net Earnings (Loss) to Same-Store Property Operating Income:

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net earnings (loss)	$(1,308)	$(1,516)	$884	$(1,830)
Depreciation	1,634	1,917	6,896	8,210
Gains on sales of properties	(513)	(815)	(2,487)	(1,852)
Impairment losses	917	—	2,069	2,246
Interest expense	1,486	2,012	6,786	8,747
Minority interest	51	(26)	270	258
General and administrative expense	444	1,212	2,052	3,035
Agreement cancellation expense	—	—	—	211
TRS corporate level costs excluded from 2002 hotel and property operations	—	—	226	—
Other revenues	(32)	(39)	(195)	(154)
Room rentals and other hotel services—discontinued operations	(295)	(1,256)	(3,097)	(8,113)
Hotel and property operations expense—discontinued operations	262	1,021	2,565	6,416
Room rentals and other hotel services—assets sold in 2002	—	—	—	(1,324)
Hotel and property operations expense—assets sold in 2002	—	—	—	1,112

POI	$2,646	$2,510	$15,969	$16,962